2AP Putnam Growth Opportunities Fund attachment
7/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1	(000s omitted)

Class A	81,582
Class B	68,604
Class C	7,288

74U2	(000s omitted)

Class M	2,712
Class R	--
Class Y	8,098

74V1

Class A	$11.75
Class B	$11.24
Class C	$11.39

74V2

Class M	$11.40
Class R	$11.74
Class Y	$11.90